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                     July 6, 2022

       Christine Breves
       Chief Financial Officer
       United States Steel Corp
       600 Grant Street
       Pittsburgh, PA 15219-2800

                                                        Re: United States Steel
Corp
                                                            Form 10-K For the
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            Form 8-K furnished
on January 27, 2022
                                                            File No. 001-16811

       Dear Ms. Breves:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing